                                  REGENCY OAKS
                               200 MALTESE CIRCLE
                               FERN PARK, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                             AS OF DECEMBER 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

UNITED STATES                                                                INTERNATIONAL
Atlanta          Milwaukee                                                   Brazil             Mexico
Boston           Minneapolis     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]     Canada             Morocco
Buffalo          New Orleans                                                 China              Peru
Charlotte        New York              9441 LBJ Freeway Suite 114            Croatia            Philippines
Chicago          Oak Lawn                 Dallas, Texas 75243                Czech Republic     Poland
Cincinnati       Philadelphia                                                England            Portugal
Dallas           Pittsburg             Telephone: (972) 994-9100             Germany            Russia
Denver           Princeton             Fax:       (972) 994-0516             Greece             Spain
Detroit          Schaumburg                                                  Hong Kong          Taiwan
Houston          St. Louis                                                   Hungary            Thailand
Irvine           San Francisco                                               Italy              Turkey
Jacksonville     Seattle                                                     Japan              Venezuela
Los Angeles

                                                               DECEMBER 22, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      REGENCY OAKS
         200 MALTESE CIRCLE
         FERN PARK, SEMINOLE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 343 units with a total of 342,080 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 20 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
REGENCY OAKS, FERN PARK, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective December 9, 2003 is:

                                  ($8,800,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

                               -s- Frank A. Fehribach
                               -----------------------------
December 22, 2003              Frank A. Fehribach, MAI
#053272                        Managing Principal, Real Estate Group
                               Texas State Certified General Real Estate
                               Appraiser, TX-1323954-G

Report By:
Alice MacQueen
Florida Certified General Real Estate Appraiser, #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
REGENCY OAKS, FERN PARK, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   15
Improvement Analysis ......................................................   15
Highest and Best Use ......................................................   16

                                   VALUATION

Valuation Procedure .......................................................   17
Sales Comparison Approach .................................................   19
Income Capitalization Approach ............................................   25
Reconciliation and Conclusion .............................................   35

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
REGENCY OAKS, FERN PARK, FLORIDA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Regency Oaks
LOCATION:                     200 Maltese Circle
                              Fern Park, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                December 9, 2003
DATE OF REPORT:               December 22, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                      20 acres, or 871,200 square feet
   Assessor Parcel No.:       20-21-30-300-001J-0000; 20-21-30-300-001K-0000
   Floodplain:                Community Panel No. 12117C 0140 E (April 17, 1995)
                              Flood Zone X, an area outside the floodplain.
   Zoning:                    R-3 (Residential Multifamily)

BUILDING:

   No. of Units:              343 Units
   Total NRA:                 342,080 Square Feet
   Average Unit Size:         997 Square Feet
   Apartment Density:         17.2 units per acre
   Year Built:                1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                          Market Rent
               Square  ----------------    Monthly      Annual
Unit Type       Feet   Per Unit  Per SF    Income       Income
----------------------------------------------------------------
Studio            589    $480    $0.81    $ 15,360    $  184,320
1Br/1Ba           719    $500    $0.70    $ 46,500    $  558,000
2Br/1.5Ba         984    $620    $0.63    $ 69,440    $  833,280
2Br/2Ba         1,061    $630    $0.59    $ 35,910    $  430,920
2Br/2.5Ba       1,800    $930    $0.52    $ 23,250    $  279,000
3Br/2Ba         1,320    $840    $0.64    $ 10,080    $  120,960
3Br/2.5Ba       2,070    $950    $0.46    $ 11,400    $  136,800
                                          --------    ----------
                                 Total    $211,940    $2,543,280
                                          ========    ==========

OCCUPANCY:                    92%
ECONOMIC LIFE:                45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
REGENCY OAKS, FERN PARK, FLORIDA

EFFECTIVE AGE:                25 Years
REMAINING ECONOMIC LIFE:      20 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                        [PICTURE]

APARTMENT BUILDING - FRONT VIEW                   APARTMENT BUILDING - SIDE VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
REGENCY OAKS, FERN PARK, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
REGENCY OAKS, FERN PARK, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                          Amount             $/Unit
---------------------                          ------             ------
Potential Rental Income                  $2,543,280           $7,415
Effective Gross Income                   $2,380,470           $6,940
Operating Expenses                       $1,338,491           $3,902            56.2% of EGI
Net Operating Income:                    $  870,478           $2,538

Capitalization Rate                            9.75%
DIRECT CAPITALIZATION VALUE              $8,900,000 *         $25,948 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                           10 years
2002 Economic Vacancy                    23%
Stabilized Vacancy & Collection Loss:    18%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             10.25%
Discount Rate                            12.00%
Selling Costs                            2.00%
Growth Rates:
   Income                                2.50%
   Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE               $8,700,000 *         $25,364 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $8,800,000           $25,656 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)    $34,797 to $43,000
   Range of Sales $/Unit (Adjusted)      $26,268 to $29,861
VALUE INDICATION - PRICE PER UNIT        $9,600,000 *         $27,988 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales    5.30 to 5.84
   Selected EGIM for Subject             4.00
   Subject's Projected EGI               $2,380,470
EGIM ANALYSIS CONCLUSION                 $9,500,000 *         $27,697 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $8,900,000 *         $25,948 / UNIT

RECONCILED SALES COMPARISON VALUE        $9,200,000           $26,822 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
REGENCY OAKS, FERN PARK, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                        $9,600,000
   NOI Per Unit                          $8,900,000
   EGIM Multiplier                       $9,500,000
INDICATED VALUE BY SALES COMPARISON      $9,200,000           $26,822 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:         $8,900,000
   Discounted Cash Flow Method:          $8,700,000
INDICATED VALUE BY THE INCOME APPROACH   $8,800,000           $25,656 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $8,800,000           $25,656 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
REGENCY OAKS, FERN PARK, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 200 Maltese Circle, Fern Park, Seminole County, Florida. Fern Park identifies it as 20-21-30-300-001J-0000; 20-21-30-300-001K-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on December 9, 2003. Alice MacQueen made a personal inspection of the subject property, performed the research, valuation analysis and wrote the report. Frank
A. Fehribach, MAI reviewed the report and concurs with the value. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of December 9, 2003. The date of the report is December 22, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute,

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
REGENCY OAKS, FERN PARK, FLORIDA

1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:       6 to 12 months
   EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Equity. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
REGENCY OAKS, FERN PARK, FLORIDA

                           AREA/NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Fern Park, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being institutional. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Highway 417
West  - Interstate 4
South - East-West Expressway
North - Red Bug Lake Road

MAJOR EMPLOYERS

Major employers in the subject's area include The Walt Disney World Company Universal Orlando, Florida Hospital and Orlando Regional Healthcare, Lockheed Martin, Central Florida Investments and the University of Central Florida. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
REGENCY OAKS, FERN PARK, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
CATEGORY                      1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS        MSA
---------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 24,426        121,187        230,503      1,721,904
5-Year Population                  26,001        129,066        245,725      1,921,950
% Change CY-5Y                        6.4%           6.5%           6.6%          11.6%
Annual Change CY-5Y                   1.3%           1.3%           1.3%           2.3%

HOUSEHOLDS
Current Households                 10,125         48,206         94,791        655,258
5-Year Projected Households        10,754         51,041        100,505        731,362
% Change CY - 5Y                      6.2%           5.9%           6.0%          11.6%
Annual Change CY-5Y                   1.2%           1.2%           1.2%           2.3%

INCOME TRENDS
Median Household Income        $   32,016     $   35,441     $   37,406     $   40,114
Per Capita Income              $   17,041     $   18,768     $   21,478     $   21,799
Average Household Income       $   41,464     $   47,148     $   52,290     $   57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
         CATEGORY            1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS    MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          48.44%         39.16%        39.13%      30.55%
5-Year Projected % Renting       47.20%         38.67%        38.65%      30.11%

% of Households Owning           39.21%         52.00%        53.05%      60.90%
5-Year Projected % Owning        40.51%         52.59%        53.74%      61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
REGENCY OAKS, FERN PARK, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Retail/Commercial
South - Single/Multifamily
East  - Bowling Alley and retail uses
West  - Single/multifamily development

CONCLUSIONS

The subject is well located within the city of Fern Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
REGENCY OAKS, FERN PARK, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Fern Park in Seminole County. The overall pace of development in the subject's market is more or less stable. Recent construction in this submarket includes 220 units completed at Centergate at Baldwin Park near downtown Orlando. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period  Region  Submarket
-------------------------
Aug-01   5.8%     5.0%
Feb-02   9.2%     6.5%
Aug-02   8.3%     6.2%
Feb-03   9.5%     8.4%
Aug-03   7.8%     6.7%

Source: Apartment Index Report, August 2003, by Carolinas Real Data

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period  Region  % Change  Submarket  % Change
------  ------  --------  ---------  --------
Aug-01   $729       -       $725         -
Feb-02   $737     1.1%      $746       2.9%
Aug-02   $745     1.1%      $732      -1.9%
Feb-03   $749     0.5%      $739       1.0%
Aug-03   $775     3.5%      $747       1.1%

Source: Apartment Index Report, August 2003, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.              Property Name          Units  Ocpy.  Year Built  Proximity to subject
--------------------------------------------------------------------------------------
R-1      Howel Branch Station            366    86%      1969     Same neighborhood
R-2      Sandpiper                       196    90%      1974     Same neighborhood
R-3      Semoran North                   348    N/A      1964     Same neighborhood
R-4      Empiriam (Former Emerald Bay)   432    N/A      1972     Same neighborhood
R-5      Birchwood Landing               184    N/A      1975     Same neighborhood
Subject  Regency Oaks                    343    92%      1969

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
REGENCY OAKS, FERN PARK, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                      20 acres, or 871,200 square feet
Shape                          Irregular
Topography                     Level
Utilities                      All necessary utilities are available to the
                                site.
Soil Conditions                Stable
Easements Affecting Site       None other than typical utility easements
Overall Site Appeal            Average
Flood Zone:
  Community Panel              12117C 0140 E, dated April 17, 1995
  Flood Zone                    Zone X
Zoning                         R-3, the subject improvements represent a
                                legal conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2003
                  ----------------------------------  TAX RATE /  PROPERTY
PARCEL NUMBER        LAND      BUILDING     TOTAL     MILL RATE    TAXES
--------------------------------------------------------------------------
20-21-30-300-
001J-0000; 20-    $1,742,400  $7,151,040  $8,893,440   0.01714    $152,470
21-30-300-001K-
0000

IMPROVEMENT ANALYSIS

Year Built                     1969
Number of Units                343
Net Rentable Area              342,080 Square Feet
Construction:
 Foundation                    Reinforced concrete slab
 Frame                         Heavy or light wood
 Exterior Walls                Wood or vinyl siding
 Roof                          Composition shingle over a wood truss structure
Project Amenities              Amenities at the subject include a swimming pool,
                               tennis court, basketball court, picnic area, car
                               wash, barbeque equipment, meeting hall, laundry
                               room, business office, freshwater lake, and
                               parking area.
Unit Amenities                 Individual unit amenities include a balcony, and
                               washer

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
REGENCY OAKS, FERN PARK, FLORIDA

                               dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                            Unit Area
Unit Type  Number of Units  (Sq. Ft.)
-------------------------------------
Studio           32             589
1Br/1Ba          93             719
2Br/1.5Ba       112             984
2Br/2Ba          57           1,061
2Br/2.5Ba        25           1,800
3Br/2Ba          12           1,320
3Br/2.5Ba        12           2,070

Overall Condition              Average
Effective Age                  25 years
Economic Life                  45 years
Remaining Economic Life        20 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 343-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
REGENCY OAKS, FERN PARK, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
REGENCY OAKS, FERN PARK, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
REGENCY OAKS, FERN PARK, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
REGENCY OAKS, FERN PARK, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                  COMPARABLE                    COMPARABLE
          DESCRIPTION                    SUBJECT                    I - 1                         I - 2
-------------------------------------------------------------------------------------------------------------------
  Property Name                    Regency Oaks          Empirian (formerly known as   Sedgefield Apartments
                                                         Emerald Bay)
LOCATION:
  Address                          200 Maltese Circle    5 Autumn Breeze Way           110 Sedgefield Circle
  City, State                      Fern Park, Florida    Winter Park, FL               Winter Park, FL
  County                           Seminole              Seminole                      Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           342,080               427,680                       98,346
  Year Built                       1969                  1972                          1973
  Number of Units                  343                   432                           111
  Unit Mix:                          Type        Total     Type            Total        Type              Total
                                   Studio          32    1Br/1BA            149        1Br/1BA             31
                                   1Br/1Ba         93    2Br/2BA            132        2Br/2BA             75
                                   2Br/1.5Ba      112    3Br/2BA            151        3Br/2BA              5
                                   2Br/2Ba         57
                                   2Br/2.5Ba       25
                                   3Br/2Ba         12
                                   3Br/2.5Ba       12

  Average Unit Size (SF)           997                   990                           886
  Land Area (Acre)                 20.0000               23.0790                       8.7000
  Density (Units/Acre)             17.2                  18.7                          12.8
  Parking Ratio (Spaces/Unit)      0.00                  Adequate                      Adequate
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered  Open + Carports               Open
CONDITION:                         Fair to Average       Good                          Good
APPEAL:                            Average               Good                          Good
AMENITIES:
  Pool/Spa                         Yes/No                Yes/No                        Yes/No
  Gym Room                         No                    Yes                           Yes
  Laundry Room                     Yes                   Yes                           Yes
  Secured Parking                  No                    No                            No
  Sport Courts                     Yes                   No                            No
  Washer/Dryer Connection          Some                  No                            No
  Other
  Other
OCCUPANCY:                         92%                   94%                           95%
TRANSACTION DATA:
  Sale Date                                              May, 2003                     November, 2002
  Sale Price ($)                                         $17,200,000                   $3,862,500
  Grantor                                                ERP Operating LP              Sedgefield Associates

  Grantee                                                Empirian Bay, LLC             S&L Enterprises Ltd

  Sale Documentation                                     Doc# 6912-3261                Doc# 4611-1975
  Verification                                           CoStar Realty                 CoStar Realty
  Telephone Number
ESTIMATED PRO-FORMA:                                      Total $     $/Unit   $/SF    Total $    $/Unit   $/SF
  Potential Gross Income                                 $3,541,190   $8,197   $8.28   $806,460   $7,265   $8.20
  Vacancy/Credit Loss                                    $  354,119   $  820   $0.83   $ 80,646   $  727   $0.82
  Effective Gross Income                                 $3,187,071   $7,377   $7.45   $725,814   $6,539   $7.38
  Operating Expenses                                     $1,434,182   $3,320   $3.35   $355,200   $3,200   $3.61
  Net Operating Income                                   $1,752,889   $4,058   $4.10   $370,614   $3,339   $3.77

NOTES:                                                   Located just off Rt 436 in    Located near the subject in
                                                         subject's neighborhood.       the same neighborhood.
                                                         Units have been renovated     All brick, good condition,
                                                         and are superior to subject.  overall superior to subject.
  PRICE PER UNIT                                                  $39,815                       $34,797
  PRICE PER SQUARE FOOT                                           $ 40.22                       $ 39.27
  EXPENSE RATIO                                                      45.0%                         48.9%
  EGIM                                                               5.40                          5.32
  OVERALL CAP RATE                                                  10.19%                         9.60%
  Cap Rate based on Pro Forma or
   Actual Income?                                                PRO FORMA                     PRO FORMA

                                             COMPARABLE                      COMPARABLE                   COMPARABLE
          DESCRIPTION                          I - 3                           I - 4                        I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                    La Aloma                        Courtyard at Winter Park       The Ashley of Spring Valley

LOCATION:
  Address                          3040 Aloma Avenue               1695 Lee Road                  693 S Wymore Road
  City, State                      Winter Park, FL                 Winter Park, FL                Altamonte Springs, FL
  County                           Seminole                        Seminole                       Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           176,824                         177,349                        238,424
  Year Built                       1967                            1966                           1974
  Number of Units                  184                             160                            260
  Unit Mix:                          Type               Total        Type                 Total     Type             Total
                                   1Br/1BA                40       1Br/1BA                40      1Br/1BA             112
                                   2Br/2BA               124       2Br/2BA                80      2Br/2BA             100
                                   3Br/2BA                20       3Br/2BA                40      3Br/2BA              48




  Average Unit Size (SF)           961                             1,108                          917
  Land Area (Acre)                 9.1000                          9.5530                         16.0000
  Density (Units/Acre)             20.2                            16.7                           16.3
  Parking Ratio (Spaces/Unit)      Adequate                        Adequate                       Adequate
  Parking Type (Gr., Cov., etc.)   Open                            Open                           Open
CONDITION:                         Good                            Good                           Good
APPEAL:                            Good                            Good                           Good
AMENITIES:
  Pool/Spa                         Yes/No                          Yes/No                         Yes/No
  Gym Room                         Yes                             Yes                            Yes
  Laundry Room                     Yes                             Yes                            Yes
  Secured Parking                  No                              No                             No
  Sport Courts                     No                              No                             No
  Washer/Dryer Connection          No                              No                             No
  Other
  Other
OCCUPANCY:                         95%                             90%                            95%
TRANSACTION DATA:
  Sale Date                        September, 2002                 May, 2001                      August, 2001
  Sale Price ($)                   $6,750,000                      $6,100,000                     $11,180,000
  Grantor                          Veard-Winter Park Ltd           Miles-Courtyard-WP LLC         Gray Lumber Co, LP

  Grantee                          Florida Investment Properties,  PRG/Winter Park LP             Atlamonte Ashley LLC
                                   LLC
  Sale Documentation               Doc# 6629-8177                  Doc#6258-4812                  Doc#4160-0027
  Verification                     Carolinas Real Data             Carolinas Real Data            Carolinas Real Data
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $     $/Unit    $/SF     Total $      $/Unit    $/SF    Total $     $/Unit   $/SF
  Potential Gross Income           $1,385,280    $7,529    $7.83   $1,286,400    $8,040    $7.25  $2,126,640   $8,179   $8.92
  Vacancy/Credit Loss              $  207,792    $1,129    $1.18   $  136,320    $  852    $0.77  $  212,664   $  818   $0.89
  Effective Gross Income           $1,177,488    $6,399    $6.66   $1,150,080    $7,188    $6.48  $1,913,976   $7,361   $8.03
  Operating Expenses               $  533,600    $2,900    $3.02   $  480,000    $3,000    $2.71  $  910,000   $3,500   $3.82
  Net Operating Income             $  643,888    $3,499    $3.64   $  670,080    $4,188    $3.78  $1,003,976   $3,861   $4.21

NOTES:                             Situated in same submarket      Located in same submarket      Located near the subject in
                                   but superior overall. Well-     but with inferior location.    the same neighborhood.
                                   maintained, superior curb       Similar to superior condition  Overall, superior to the
                                   appeal and condition.           compared to the subject.       subject property.
  PRICE PER UNIT                            $36,685                         $38,125                        $43,000
  PRICE PER SQUARE FOOT                     $ 38.17                         $ 34.40                        $ 46.89
  EXPENSE RATIO                                45.3%                           41.7%                          47.5%
  EGIM                                         5.73                            5.30                           5.84
  OVERALL CAP RATE                             9.54%                          10.98%                          8.98%
  Cap Rate based on Pro Forma or
   Actual Income?                          PRO FORMA                      PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
REGENCY OAKS, FERN PARK, FLORIDA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,797 to $43,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,268 to $29,861 per unit with a mean or average adjusted price of $28,195 per unit. The median adjusted price is $28,339 per unit. Based on the following analysis, we have concluded to a value of $28,000 per unit, which results in an "as is" value of $9,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
REGENCY OAKS, FERN PARK, FLORIDA

SALES ADJUSTMENT GRID

                                                                  COMPARABLE                      COMPARABLE
            DESCRIPTION                   SUBJECT                    I - 1                           I - 2
-------------------------------------------------------------------------------------------------------------------
 Property Name                        Regency Oaks          Empirian (formerly            Sedgefield Apartments
                                                            known as Emerald Bay)
 Address                              200 Maltese Circle    5 Autumn Breeze Way           110 Sedgefield Circle
 City                                 Fern Park, Florida    Winter Park, FL               Winter Park, FL
 Sale Date                                                  May, 2003                     November, 2002
 Sale Price ($)                                             $17,200,000                   $3,862,500
 Net Rentable Area (SF)               342,080               427,680                       98,346
 Number of Units                      343                   432                           111
 Price Per Unit                                             $39,815                       $34,797
 Year Built                           1969                  1972                          1973
 Land Area (Acre)                     20.0000               23.0790                       8.7000
VALUE ADJUSTMENTS                        DESCRIPTION           DESCRIPTION        ADJ.       DESCRIPTION       ADJ.
 Property Rights Conveyed             Fee Simple Estate     Fee Simple Estate      0%     Fee Simple Estate     0%
 Financing                                                  Cash To Seller         0%     Cash To Seller        0%
 Conditions of Sale                                         Arm's Length           0%     Arm's Length          0%
 Date of Sale (Time)                                        05-2003                0%     11-2002               3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                              $39,815                      $35,841
 Location                                                   Superior              -5%     Superior             -5%
 Number of Units                      343                   432                    0%     111                  -5%
 Quality / Appeal                     Average               Superior             -15%     Superior            -10%
 Age / Condition                      1969                  1972 / Good           -5%     1973 / Good          -5%
 Occupancy at Sale                    92%                   94%                    0%     95%                   0%
 Amenities                            Average               Comparable             0%     Comparable            0%
 Average Unit Size (SF)               997                   990                    0%     886                   0%
 PHYSICAL ADJUSTMENT                                                             -25%                         -25%
 FINAL ADJUSTED VALUE ($/UNIT)                                   $29,861                      $26,881

                                            COMPARABLE                    COMPARABLE                      COMPARABLE
            DESCRIPTION                        I - 3                         I - 4                           I - 5
------------------------------------------------------------------------------------------------------------------------------
 Property Name                        La Aloma                      Courtyard at Winter Park        The Ashley of Spring Valley

 Address                              3040 Aloma Avenue             1695 Lee Road                   693 S Wymore Road
 City                                 Winter Park, FL               Winter Park, FL                 Altamonte Springs, FL
 Sale Date                            September, 2002               May, 2001                       August, 2001
 Sale Price ($)                       $6,750,000                    $6,100,000                      $11,180,000
 Net Rentable Area (SF)               176,824                       177,349                         238,424
 Number of Units                      184                           160                             260
 Price Per Unit                       $36,685                       $38,125                         $43,000
 Year Built                           1967                          1966                            1974
 Land Area (Acre)                     9.1000                        9.5530                          16.0000
VALUE ADJUSTMENTS                         DESCRIPTION       ADJ.        DESCRIPTION         ADJ.       DESCRIPTION         ADJ.
 Property Rights Conveyed             Fee Simple Estate      0%     Fee Simple Estate        0%     Fee Simple Estate       0%
 Financing                            Cash To Seller         0%     Cash To Seller           0%     Cash To Seller          0%
 Conditions of Sale                   Arm's Length           0%     Arm's Length             0%     Arm's Length            0%
 Date of Sale (Time)                  09-2002                3%     05-2001                  6%     08-2001                 6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $37,785                $40,413                         $45,580
 Location                             Superior              -5%     Superior                -5%     Superior              -15%
 Number of Units                      184                   -5%     160                     -5%     260                     0%
 Quality / Appeal                     Superior             -15%     Superior               -15%     Superior              -15%
 Age / Condition                      1967 / Good            0%     1966 / Good              0%     1974 / Good            -5%
 Occupancy at Sale                    95%                    0%     90%                      0%     95%                     0%
 Amenities                            Comparable             0%     Comparable               0%     Comparable              0%
 Average Unit Size (SF)               961                    0%     1,108                  -10%     917                     0%
 PHYSICAL ADJUSTMENT                                       -25%                            -35%                           -35%
 FINAL ADJUSTED VALUE ($/UNIT)                    $28,339                $26,268                         $29,627

SUMMARY

VALUE RANGE (PER UNIT)                $26,268  TO  $29,861
MEAN (PER UNIT)                       $28,195
MEDIAN (PER UNIT)                     $28,339
VALUE CONCLUSION (PER UNIT)           $28,000

VALUE INDICATED BY SALES COMPARISON APPROACH                          $9,604,000
ROUNDED                                                               $9,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
REGENCY OAKS, FERN PARK, FLORIDA

                             NOI PER UNIT COMPARISON

                       SALE PRICE                     NOI/         SUBJECT NOI
COMPARABLE   NO. OF    ----------                     ----         -----------    ADJUSTMENT      INDICATED
    NO.       UNITS    Price/unit        OAR        NOI/UNIT     SUBJ. NOI/UNIT    FACTOR         VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
   I-1       432       $17,200,000      10.19%     $1,752,889    $870,478         0.625           $24,902
                       $    39,815                 $    4,058    $  2,538
   I-2       111       $ 3,862,500       9.60%     $  370,614    $870,478         0.760           $26,449
                       $    34,797                 $    3,339    $  2,538
   I-3       184       $ 6,750,000       9.54%     $  643,888    $870,478         0.725           $26,605
                       $    36,685                 $    3,499    $  2,538
   I-4       160       $ 6,100,000      10.98%     $  670,080    $870,478         0.606           $23,103
                       $    38,125                 $    4,188    $  2,538
   I-5       260       $11,180,000       8.98%     $1,003,976    $870,478         0.657           $28,261
                       $    43,000                 $    3,861    $  2,538

                                   PRICE/UNIT

  Low         High         Average      Median
$23,103     $28,261       $25,864      $26,449

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                               $   26,000
Number of Units                                               343
                                                       ----------
Value Based on NOI Analysis                            $8,918,000
                                    Rounded            $8,900,000

The adjusted sales indicate a range of value between $23,103 and $28,261 per unit, with an average of $25,864 per unit. Based on the subject's competitive position within the improved sales, a value of $26,000 per unit is estimated. This indicates an "as is" market value of $8,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                           SALE PRICE
COMPARABLE       NO. OF    ----------         EFFECTIVE        OPERATING               SUBJECT
   NO.           UNITS     PRICE/UNIT       GROSS INCOME        EXPENSE      OER    PROJECTED OER      EGIM
--------------------------------------------------------------------------------------------------------------
   I-1           432       $17,200,000      $3,187,071        $1,434,182    45.00%                      5.40
                           $    39,815
   I-2           111       $ 3,862,500      $  725,814        $  355,200    48.94%                      5.32
                           $    34,797
   I-3           184       $ 6,750,000      $1,177,488        $  533,600    45.32%      56.23%          5.73
                           $    36,685
   I-4           160       $ 6,100,000      $1,150,080        $  480,000    41.74%                      5.30
                           $    38,125
   I-5           260       $11,180,000      $1,913,976        $  910,000    47.55%                      5.84
                           $    43,000

                                      EGIM

Low           High       Average       Median
5.30          5.84         5.52         5.40

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                        4.00
Subject EGI                                                    $2,380,470
                                                               ----------
Value Based on EGIM Analysis                                   $9,521,878
                                        Rounded                $9,500,000

              Value Per Unit                                   $   27,697

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
REGENCY OAKS, FERN PARK, FLORIDA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 56.23% before reserves. The comparable sales indicate a range of expense ratios from 41.74% to 48.94%, while their EGIMs range from 5.30 to 5.84. Overall, we conclude to an EGIM of 4.00, which results in an "as is" value estimate in the EGIM Analysis of $9,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,200,000.

Price Per Unit                         $9,600,000
NOI Per Unit                           $8,900,000
EGIM Analysis                          $9,500,000

Sales Comparison Conclusion            $9,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
REGENCY OAKS, FERN PARK, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
REGENCY OAKS, FERN PARK, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                        Average
                  Unit Area      ----------------------
Unit Type         (Sq. Ft.)      Per Unit        Per SF      %Occupied
-----------------------------------------------------------------------
Studio              589          $  642           $1.09        100.0%
1Br/1Ba             719          $  641           $0.89         95.8%
2Br/1.5Ba           984          $  638           $0.65         93.5%
2Br/2Ba            1061          $  955           $0.90        100.0%
2Br/2.5Ba          1800          $  920           $0.51         91.0%
3Br/2Ba            1320          $  900           $0.68         97.0%
3Br/2.5Ba          2070          $1,002           $0.48        100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.   INCOME CAPITALIZATION APPROACH     PAGE 27
REGENCY OAKS, FERN PARK, FLORIDA

                                  RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                       -------------------------------------------------
                                                         R-1        R-2     R-3       R-4         R-5
                                                       -------------------------------------------------
                                                                                     EMPRIAM
                                                         HOWEL                       (FORMER
                                                        BRANCH             SEMORAN   EMERALD   BIRCHWOOD
                                                       STATION  SANDPIPER   NORTH      BAY)     LANDING
                           SUBJECT   SUBJECT  SUBJECT  -------  ---------  -------  ---------  ---------
                            UNIT      ACTUAL   ASKING                COMPARISON TO SUBJECT
     DESCRIPTION            TYPE       RENT     RENT   Superior  Superior  Superior Superior    Similar
------------------------  ---------  -------  -------  --------  --------  -------- --------    -------
Monthly Rent              Studio     $   642  $   ???  $   520   $   495   $   590              $  535
Unit Area (SF)                           589      589      538       560       782                 ???
Monthly Rent per Sq. Ft.             $   ???  $   ???  $   ???   $  0.88   $  0.75              $ 0.97

Monthly Rent              1Br/1Ba    $   641  $   519  $   558   $   495   $   590    $   579   $  535
Unit Area (SF)                           719      719      ???       ???       782        720      550
Monthly Rent per Sq. Ft.             $  0.89  $  0.72  $  0.76   $  0.88   $  0.75    $   ???   $ 0.97

Monthly Rent              2Br/1.5Ba  $   638  $   629  $   655   $   685   $   685              $  660
Unit Area (SF)                           ???      964    1,037     1,024       ???                 950
Monthly Rent per Sq. Ft.                 ???  $   ???  $  0.63   $  0.66   $  0.62              $ 0.69

Monthly Rent              2Br/2Ba    $   955  $   649  $   785   $   705   $   750    $   610
Unit Area (SF)                         1,061      ???    1,102     1,076     1,280        976
Monthly Rent per Sq. Ft.             $   ???  $  0.61  $   ???   $   ???   $  0.59    $  0.63

Monthly Rent              2Br/2.5Ba  $   920  $   ???  $   785   $   745       ???
Unit Area (SF)                           ???    1,800    1,102     1,146       ???
Monthly Rent per Sq. Ft.             $  0.51  $  0.55  $  0.65   $  0.65   $  0.59

Monthly Rent              3Br/2Ba    $   ???  $   874  $   824   $   805   $   815    $   815
Unit Area (SF)                         1,320    1,320    1,417       ???     1,357      1,270
Monthly Rent per Sq. Ft.             $  0.68  $  0.66  $  0.58   $  0.63   $   ???    $   ???

Monthly Rent              3Br/2.5Ba           $ 1,014            $   ???   $   815
Unit Area (SF)                         2,070    2,070              1,315       ???
Monthly Rent per Sq. Ft.                      $   ???            $  0.64   $   ???

                           SUBJECT
                            UNIT
     DESCRIPTION            TYPE        MIN     MAX     MEDIAN   AVERAGE
------------------------  ---------   -------  ------  --------  -------
Monthly Rent              Studio      $   495  $  590   $   529   $  535
Unit Area (SF)                            534     782       555      648
Monthly Rent per Sq. Ft.              $  0.75  $ 1.09   $  0.93      ???

Monthly Rent              1Br/1Ba     $   495  $  590   $   558   $  561
Unit Area (SF)                            550     782       720      669
Monthly Rent per Sq. Ft.              $  0.75  $ 0.97   $  0.80   $ 0.84

Monthly Rent              2Br/1.5Ba   $   655  $  685   $   670   $  670
Unit Area (SF)                            ???     ???     1,051    1,031
Monthly Rent per Sq. Ft.              $  0.62  $ 0.69   $  0.65   $ 0.65

Monthly Rent              2Br/2Ba     $   610  $  715   $   ???   $  695
Unit Area (SF)                            976   1,200       ???      ???
Monthly Rent per Sq. Ft.              $  0.59  $ 0.90   $  0.64   $ 0.63

Monthly Rent              2Br/2.5Ba   $   750  $  745   $   715   $  723
Unit Area (SF)                          1,102   1,200     1,146      ???
Monthly Rent per Sq. Ft.              $  0.59  $ 0.63   $  0.65      ???

Monthly Rent              3Br/2Ba     $   ???  $  824   $   815   $  815
Unit Area (SF)                          1,270   1,417     1,319    1,331
Monthly Rent per Sq. Ft.              $  0.58  $  ???   $  0.41   $  ???

Monthly Rent              3Br/2.5Ba   $   815  $  845   $   830   $  ???
Unit Area (SF)                          1,315   1,357       ???    1,335
Monthly Rent per Sq. Ft.              $  0.60  $ 0.64   $  0.62   $ 0.62

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                       Unit Area    ------------------        Monthly          Annual
Unit Type           Number of Units     (Sq. Ft.)   Per Unit    Per SF        Income           Income
---------           ---------------    ----------   --------    ------       --------       -----------
Studio                     32               589       $480       $0.81       $ 15,360       $   184,320
1Br/1Ba                    93               719       $500       $0.70       $ 46,500       $   558,000
2Br/1.5Ba                 112               984       $620       $0.63       $ 69,440       $   833,280
2Br/2Ba                    57             1,061       $630       $0.59       $ 35,910       $   430,920
2Br/2.5Ba                  25             1,800       $930       $0.52       $ 23,250       $   279,000
3Br/2Ba                    12             1,320       $840       $0.64       $ 10,080       $   120,960
3Br/2.5Ba                  12             2,070       $950       $0.46       $ 11,400       $   136,800
                                                                             --------       -----------
                                                                 Total       $211,940       $ 2,543,280
                                                                             ========       ===========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented as follows.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
REGENCY OAKS, FERN PARK, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002          FISCAL YEAR 2003
                           -----------------------   -----------------------   -----------------------   -----------------------
                                   ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                           -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION            TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
------------------------   ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues
 Rental Income             $2,458,328   $    7,167   $2,581,032   $    7,525   $2,537,636   $    7,398   $2,544,220   $    7,418

 Vacancy                   $  233,457   $      681   $  324,527   $      946   $  469,222   $    1,368   $  380,764   $    1,110
 Credit Loss/Concessions   $   22,874   $       67   $   88,769   $      259   $  114,711   $      334   $   78,600   $      229
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal                 $  256,331   $      747   $  413,296   $    1,205   $  583,933   $    1,702   $  459,364   $    1,339

 Laundry Income            $   39,854   $      116   $   25,363   $       74   $   20,645   $       60   $   33,096   $       96
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue       $  107,229   $      313   $  166,672   $      486   $  269,713   $      786   $  225,600   $      658
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal Other Income    $  147,083   $      429   $  192,035   $      560   $  290,358   $      847   $  258,696   $      754
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income     $2,349,080   $    6,849   $2,359,771   $    6,880   $2,244,061   $    6,542   $2,343,552   $    6,833

Operating Expenses
 Taxes                     $  139,820   $      408   $  153,351   $      447   $  147,646   $      430   $  158,671   $      463
 Insurance                 $   39,177   $      114   $  113,414   $      331   $  105,487   $      308   $  108,455   $      316
 Utilities                 $  208,232   $      607   $  238,895   $      696   $  217,636   $      635   $  225,000   $      656
 Repair & Maintenance      $  118,108   $      344   $  108,380   $      316   $   74,832   $      218   $   73,440   $      214
 Cleaning                  $  138,525   $      404   $  125,153   $      365   $  140,296   $      409   $  131,280   $      383
 Landscaping               $  116,333   $      339   $   90,443   $      264   $  150,006   $      437   $  125,640   $      366
 Security                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
 Marketing & Leasing       $   41,987   $      122   $   53,048   $      155   $   58,386   $      170   $   52,200   $      152
 General Administrative    $  413,804   $    1,206   $  387,469   $    1,130   $  298,082   $      869   $  319,752   $      932
 Management                $  119,727   $      349   $  128,930   $      376   $  112,330   $      327   $  129,038   $      376
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Operating Expenses   $1,335,713   $    3,894   $1,399,083   $    4,079   $1,304,701   $    3,804   $1,323,476   $    3,859

 Reserves                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income                 $1,013,367   $    2,954   $  960,688   $    2,801   $  939,360   $    2,739   $1,020,076   $    2,974
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

                                 ANNUALIZED 2003
                           -----------------------
                                 PROJECTION                     AAA PROJECTION
                           -----------------------   ----------------------------------
      DESCRIPTION            TOTAL       PER UNIT      TOTAL       PER UNIT        %
------------------------   ----------   ----------   ----------   ----------     ------
Revenues
 Rental Income             $2,491,631   $    7,264   $2,543,280   $    7,415     100.0%

 Vacancy                   $  304,817   $      889   $  305,194   $      890      12.0%
 Credit Loss/Concessions   $  175,739   $      512   $  152,597   $      445       6.0%
                           ----------   ----------   ----------   ----------     ------
  Subtotal                 $  480,556   $    1,401   $  457,790   $    1,335      18.0%

 Laundry Income            $   19,521   $       57   $   20,580   $       60       0.8%
 Garage Revenue            $        0   $        0   $        0   $        0       0.0%
 Other Misc. Revenue       $  310,952   $      907   $  274,400   $      800      10.8%
                           ----------   ----------   ----------   ----------     ------
  Subtotal Other Income    $  330,473   $      963   $  294,980   $      860      11.6%
                           ----------   ----------   ----------   ----------     ------
Effective Gross Income     $2,341,548   $    6,827   $2,380,470   $    6,940     100.0%

Operating Expenses
 Taxes                     $  155,319   $      453   $  157,780   $      460       6.6%
 Insurance                 $  109,663   $      320   $  109,760   $      320       4.6%
 Utilities                 $  200,704   $      585   $  205,800   $      600       8.6%
 Repair & Maintenance      $   60,981   $      178   $   68,600   $      200       2.9%
 Cleaning                  $  178,503   $      520   $  137,200   $      400       5.8%
 Landscaping               $  209,927   $      612   $  154,350   $      450       6.5%
 Security                  $        0   $        0   $        0   $        0       0.0%
 Marketing & Leasing       $   56,332   $      164   $   54,880   $      160       2.3%
 General Administrative    $  270,219   $      788   $  343,000   $    1,000      14.4%
 Management                $   89,527   $      261   $  107,121   $      312       4.5%
 Miscellaneous             $        0   $        0   $        0   $        0       0.0%
                           ----------   ----------   ----------   ----------     ------
Total Operating Expenses   $1,331,173   $    3,881   $1,338,491   $    3,902      56.2%

 Reserves                  $        0   $        0   $  171,500   $      500      12.8%
                           ----------   ----------   ----------   ----------     ------
Net Income                 $1,010,375   $    2,946   $  870,478   $    2,538      36.6%
                           ----------   ----------   ----------   ----------     ------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late. We have projected a stabilized vacancy and collection loss rate of 18% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
REGENCY OAKS, FERN PARK, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $500 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $500 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                3RD QUARTER 2003
                            NATIONAL APARTMENT MARKET


                 CAPITALIZATION RATES
           ---------------------------------
              GOING-IN          TERMINAL
           --------------    ---------------
            Low      High     Low      High
           -----    -----    -----    ------
Range      5.50%    9.50%    6.00%    10.00%
Average         7.61%             8.14%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
REGENCY OAKS, FERN PARK, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES


COMP. NO.    SALE DATE    OCCUP.    PRICE/UNIT    OAR
---------    ---------    ------    ----------   ------
   I-1         May-03       94%      $ 39,815    10.19%
   I-2         Nov-02       95%      $ 34,797     9.60%
   I-3         Sep-02       95%      $ 36,685     9.54%
   I-4         May-01       90%      $ 38,125    10.98%
   I-5         Aug-01       95%      $ 43,000     8.98%
                                          High   10.98%
                                           Low    8.98%
                                       Average    9.86%


Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $8,700,000. In this instance, the reversion figure contributes approximately 36% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
REGENCY OAKS, FERN PARK, FLORIDA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located as follow.

DISCOUNTED CASH FLOW ANALYSIS

                                  REGENCY OAKS


                YEAR                   APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                   1             2             3             4             5             6
-----------------------------------   ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
 Base Rent                            $2,543,280    $2,606,862    $2,672,034    $2,738,834    $2,807,305    $2,877,488

 Vacancy                              $  305,194    $  312,823    $  320,644    $  328,660    $  336,877    $  345,299
 Credit Loss                          $  152,597    $  156,412    $  160,324    $  164,330    $  168,438    $  172,649
 Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                      ----------    ----------    ----------    ----------    ----------    ----------
  Subtotal                            $  457,790    $  469,235    $  480,966    $  492,990    $  505,315    $  517,948

 Laundry Income                       $   20,580    $   21,095    $   21,622    $   22,162    $   22,716    $   23,284
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  274,400    $  281,260    $  288,292    $  295,499    $  302,886    $  310,458
                                      ----------    ----------    ----------    ----------    ----------    ----------
  Subtotal Other Income               $  294,980    $  302,355    $  309,913    $  317,661    $  325,603    $  333,743
                                      ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                $2,380,470    $2,439,981    $2,500,981    $2,563,505    $2,627,593    $2,693,283

OPERATING EXPENSES:
 Taxes                                $  157,780    $  162,513    $  167,389    $  172,410    $  177,583    $  182,910
 Insurance                            $  109,760    $  113,053    $  116,444    $  119,938    $  123,536    $  127,242
 Utilities                            $  205,800    $  211,974    $  218,333    $  224,883    $  231,630    $  238,579
 Repair & Maintenance                 $   68,600    $   70,658    $   72,778    $   74,961    $   77,210    $   79,526
 Cleaning                             $  137,200    $  141,316    $  145,555    $  149,922    $  154,420    $  159,052
 Landscaping                          $  154,350    $  158,981    $  163,750    $  168,662    $  173,722    $  178,934
 Security                             $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   54,880    $   56,526    $   58,222    $   59,969    $   61,768    $   63,621
 General Administrative               $  343,000    $  353,290    $  363,889    $  374,805    $  386,050    $  397,631
 Management                           $  107,121    $  109,799    $  112,544    $  115,358    $  118,242    $  121,198
 Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                      ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES              $1,338,491    $1,378,110    $1,418,905    $1,460,909    $1,504,159    $1,548,693

 Reserves                             $  171,500    $  176,645    $  181,944    $  187,403    $  193,025    $  198,816
                                      ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                  $  870,478    $  885,226    $  900,132    $  915,194    $  930,409    $  945,774
                                      ==========    ==========    ==========    ==========    ==========    ==========
 Operating Expense Ratio (% of EGI)         56.2%         56.5%         56.7%         57.0%         57.2%         57.5%
 Operating Expense Per Unit           $    3,902    $    4,018    $    4,137    $    4,259    $    4,385    $    4,515


                YEAR                   APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                   7             8             9             10            11
-----------------------------------   ----------    ----------    ----------    ----------    ----------
REVENUE
 Base Rent                            $2,949,425    $3,023,161    $3,098,740    $3,176,208    $3,255,613

 Vacancy                              $  353,931    $  362,779    $  371,849    $  381,145    $  390,674
 Credit Loss                          $  176,966    $  181,390    $  185,924    $  190,572    $  195,337
 Concessions                          $        0    $        0    $        0    $        0    $        0
                                      ----------    ----------    ----------    ----------    ----------
  Subtotal                            $  530,897    $  544,169    $  557,779    $  571,717    $  586,010

 Laundry Income                       $   23,866    $   24,463    $   25,075    $   25,702    $   26,344
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  318,220    $  326,175    $  334,330    $  342,688    $  351,255
                                      ----------    ----------    ----------    ----------    ----------
  Subtotal Other Income               $  342,086    $  350,639    $  359,404    $  368,390    $  377,599
                                      ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                $2,760,615    $2,829,630    $2,900,371    $2,972,880    $3,047,202

OPERATING EXPENSES:
 Taxes                                $  188,398    $  194,049    $  199,871    $  205,867    $  212,043
 Insurance                            $  131,059    $  134,991    $  139,041    $  143,212    $  147,508
 Utilities                            $  245,736    $  253,108    $  260,701    $  268,522    $  276,578
 Repair & Maintenance                 $   81,912    $   84,369    $   86,900    $   89,507    $   92,193
 Cleaning                             $  163,824    $  168,739    $  173,801    $  179,015    $  184,385
 Landscaping                          $  184,302    $  189,831    $  195,526    $  201,392    $  207,433
 Security                             $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   65,530    $   67,495    $   69,520    $   71,606    $   73,754
 General Administrative               $  409,560    $  421,847    $  434,502    $  447,537    $  460,963
 Management                           $  124,228    $  127,333    $  130,517    $  133,780    $  137,124
 Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                      ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES              $1,594,548    $1,641,763    $1,690,379    $1,740,438    $1,791,982

 Reserves                             $  204,780    $  210,923    $  217,251    $  223,769    $  230,482

NET OPERATING INCOME                  $  961,287    $  976,944    $  992,741    $1,008,674    $1,024,738
                                      ----------    ----------    ----------    ----------    ----------
 Operating Expense Ratio (% of EGI)         57.8%         58.0%         58.3%         58.5%         58.8%
 Operating Expense Per Unit           $    4,649    $    4,786    $    4,928    $    5,074    $    5,224


Estimated Stabilized NOI      $870,478    Sales Expense Rate       2.00%
Months to Stabilized                 1    Discount Rate           12.00%
Stabilized Occupancy              88.0%   Terminal Cap Rate       10.25%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price   $9,997,447   Deferred Maintenance      $        0
  Less: Sales Expense       $  199,949   Add: Excess Land          $        0
                            ----------   Other Adjustments         $        0
Net Residual Sale Price     $9,797,498                             ----------
PV of Reversion             $3,154,532   Value Indicated By "DCF"  $8,673,612
Add: NPV of NOI             $5,519,080         Rounded             $8,700,000
                            ----------
PV Total                    $8,673,612

                          "DCF" VALUE SENSITIVITY TABLE

                                            DISCOUNT RATE
                       --------------------------------------------------------------
    TOTAL VALUE          11.50%       11.75%        12.00%      12.25%       12.50%
--------------------   ----------   ----------   ----------   ----------   ----------
               9.75%   $9,113,751   $8,973,071   $8,835,383   $8,700,612   $8,568,686
              10.00%   $9,027,049   $8,888,290   $8,752,476   $8,619,533   $8,489,391
TERMINAL CAP  10.25%   $8,944,577   $8,807,645   $8,673,612   $8,542,408   $8,413,963
RATE          10.50%   $8,866,032   $8,730,839   $8,598,504   $8,468,957   $8,342,128
              10.75%   $8,791,141   $8,657,607   $8,526,890   $8,398,921   $8,273,633

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
REGENCY OAKS, FERN PARK, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
REGENCY OAKS, FERN PARK, FLORIDA

                                  REGENCY OAKS

                                                TOTAL     PER SQ. FT.   PER UNIT    %OF EGI
-------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                 $2,543,280     $ 7.43     $    7,415

   Less: Vacancy & Collection Loss   18.00%  $  457,790     $ 1.34     $    1,335

   Plus: Other Income
     Laundry Income                          $   20,580     $ 0.06     $       60     0.86%
     Garage Revenue                          $        0     $ 0.00     $        0     0.00%
     Other Misc. Revenue                     $  274,400     $ 0.80     $      800    11.53%
                                             ---------------------------------------------
       Subtotal Other Income                 $  294,980     $ 0.86     $      860    12.39%

EFFECTIVE GROSS INCOME                       $2,380,470     $ 6.96     $    6,940

OPERATING EXPENSES:
   Taxes                                     $  157,780     $ 0.46     $      460     6.63%
   Insurance                                 $  109,760     $ 0.32     $      320     4.61%
   Utilities                                 $  205,800     $ 0.60     $      600     8.65%
   Repair & Maintenance                      $   68,600     $ 0.20     $      200     2.88%
   Cleaning                                  $  137,200     $ 0.40     $      400     5.76%
   Landscaping                               $  154,350     $ 0.45     $      450     6.48%
   Security                                  $        0     $ 0.00     $        0     0.00%
   Marketing & Leasing                       $   54,880     $ 0.16     $      160     2.31%
   General Administrative                    $  343,000     $ 1.00     $    1,000    14.41%
   Management                         4.50%  $  107,121     $ 0.31     $      312     4.50%
   Miscellaneous                             $        0     $ 0.00     $        0     0.00%

TOTAL OPERATING EXPENSES                     $1,338,491     $ 3.91     $    3,902    56.23%

   Reserves                                  $  171,500     $ 0.50     $      500     7.20%

                                             ---------------------------------------------
NET OPERATING INCOME                         $  870,478     $ 2.54     $    2,538    36.57%

   "GOING IN" CAPITALIZATION RATE                  9.75%

   VALUE INDICATION                          $8,927,984     $26.10     $   26,029

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)       $8,927,984

                              ROUNDED        $8,900,000     $26.02     $   25,948

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
REGENCY OAKS, FERN PARK, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE         ROUNDED    $/UNIT      $/SF
-----------------------------------------------------------
 9.00%         $9,671,983    $9,700,000   $28,280    $28.36
 9.25%         $9,410,578    $9,400,000   $27,405    $27.48
 9.50%         $9,162,931    $9,200,000   $26,822    $26.89
 9.75%         $8,927,984    $8,900,000   $25,948    $26.02
10.00%         $8,704,785    $8,700,000   $25,364    $25.43
10.25%         $8,492,473    $8,500,000   $24,781    $24.85
10.50%         $8,290,271    $8,300,000   $24,198    $24.26

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $8,700,000
Direct Capitalization Method       $8,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 35
REGENCY OAKS, FERN PARK, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                  Not Utilized
Sales Comparison Approach       $9,200,000
Income Approach                 $8,800,000
Reconciled Value                $8,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of December 9, 2003 the market value of the fee simple estate in the property is:

                                   $8,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
REGENCY OAKS, FERN PARK, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
REGENCY OAKS, FERN PARK, FLORIDA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
REGENCY OAKS, FERN PARK, FLORIDA

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                         [PICTURE]

APARTMENT BUILDING - FRONT VIEW                  APARTMENT BUILDING - SIDE VIEW

         [PICTURE]                                         [PICTURE]

      COURTYARD VIEW                           APARTMENT BUILDING - PARKING VIEW

         [PICTURE]                                         [PICTURE]

         CLUBHOUSE                               EXTERIOR VIEW - COVERED PARKING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
REGENCY OAKS, FERN PARK, FLORIDA

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                         [PICTURE]

        SPORT COURTS                                     SWIMMING POOL

         [PICTURE]                                         [PICTURE]

        PICNIC AREA                           INTERIOR VACANT UNIT - LIVING ROOM

         [PICTURE]                                         [PICTURE]

INTERIOR VACANT UNIT - KITCHEN                  INTERIOR VACANT UNIT - BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
REGENCY OAKS, FERN PARK, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
REGENCY OAKS, FERN PARK, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

             COMPARABLE I-1                       COMPARABLE I-2         COMPARABLE I-3
EMPIRIAN (FORMERLY KNOWN AS EMERALD BAY)      SEDGEFIELD APARTMENTS         LA ALOMA
          5 Autumn Breeze Way                 110 Sedgefield Circle    3040 Aloma Avenue
            Winter Park, FL                       Winter Park, FL       Winter Park, FL

                [PICTURE]                            [PICTURE]              [PICTURE]

             COMPARABLE I-4                       COMPARABLE I-5
       COURTYARD AT WINTER PARK           THE ASHLEY OF SPRING VALLEY
             1695 Lee Road                      693 S Wymore Road
            Winter Park, FL                   Altamonte Springs, FL

                [PICTURE]                            [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
REGENCY OAKS, FERN PARK, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                               SUBJECT                                          R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Regency Oaks                                     Howel Branch Station
  Management Company              AIMCO                                            Brighton Residential
LOCATION:
  Address                         200 Maltese Circle                               416 Banyon Tree Circle
  City, State                     Fern Park, Florida                               Maitland, FL
  County                          Seminole                                         Seminole
  Proximity to Subject                                                             Same neighborhood
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          342,080                                          349,530
  Year Built                      1969                                             1969
  Effective Age                   25                                               34
  Building Structure Type         Brick and Stucco                                 Brick
  Parking Type (Gr., Cov., etc.)  Open, Plus some carports                         Open
  Number of Units                 343                                              366
  Unit Mix:                             Type            Unit   Qty.    Mo. Rent        Type            Unit       Qty.      Mo.
                                   1 Studio              589     32     $  642      1 Studio            538        76      $520
                                   2 1Br/1Ba             719     93     $  641      2 1Br/1Ba           667        18      $550
                                   3 2Br/1.5Ba           984    112     $  638      2 1Br/1Ba           750        64      $560
                                   4 2Br/2Ba           1,061     57     $  955      3 2Br/1Ba         1,037        62      $655
                                   5 2Br/2.5Ba         1,800     25     $  920      4 2Br/2Ba         1,102        56      $715
                                   6 3Br/2Ba           1,320     12     $  900      5 2Br/2Ba         1,102        56      $715
                                   7 3Br/2.5Ba         2,070     12     $1,002      6 3Br/2Ba         1,328        32      $810
                                                                                    6 3Br/2Ba         1,481        44      $835

  Average Unit Size (SF)          997                                              971
  Unit Breakdown:                   Efficiency                 2-Bedroom             Efficiency              2-Bedroom
                                    1-Bedroom                  3-Bedroom             1-Bedroom               3-Bedroom
CONDITION:                                                                         Average
APPEAL:                                                                            Average
AMENITIES:
  Unit Amenities                         Attach. Garage           Vaulted Ceiling        Attach. Garage           Vaulted Ceiling
                                     X   Balcony                                     X   Balcony              X
                                         Fireplace                                       Fireplace
                                         Cable TV Ready                                  Cable TV Ready
  Project Amenities                  X   Swimming Pool                               X   Swimming Pool
                                         Spa/Jacuzzi           X  Car Wash               Spa/Jacuzzi          X   Car Wash
                                         Basketball Court      X  BBQ Equipment          Basketball Court         BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court         Theater Room
                                         Sand Volley Ball      X  Meeting Hall           Sand Volley Ball         Meeting Hall
                                     X   Tennis Court             Secured Parking        Tennis Court             Secured Parking
                                         Racquet Ball          X  Laundry Room           Racquet Ball         X   Laundry Room
                                         Jogging Track         X  Business Office        Jogging Track            Business Office
                                         Gym Room              X  Freshwater Lake        Gym Room             X   Freshwater Lake
                                     X   Basketball Court                                Basketball Court
                                     X   Picnic Area                                     Picnic Area
OCCUPANCY:                        92%                                              86%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                                                                      On specified units only
  Pet Deposit                                                                      No Pets Allowed
  Utilities Paid by Tenant:          X   Electric              X  Natural Gas        X   Electric             X   Natural Gas
                                     X   Water                 X  Trash              X   Water                X   Trash
  Confirmation                    Manager                                          Leasing Agent
  Telephone Number                813-933-2449                                     407-671-7200
NOTES:                                                                             Attractive apartment community located
                                                                                   in subject's neighborhood. All brick, good
                                                                                   condition, good curb appeal. Overall, superior
                                                                                   to the subject property.

  COMPARISON TO SUBJECT:                                                           Superior

                                                    COMPARABLE                                      COMPARABLE
           DESCRIPTION                                R - 2                                           R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Sandpiper                                        Semoran North
  Management Company              Community Management                             Calex Realty Group
LOCATION:
  Address                         709 Sandpiper Lane                               1743 Semoran North Circle
  City, State                     Casselberry, FL                                  Winter Park, FL
  County                          Seminole                                         Seminole
  Proximity to Subject            Same neighborhood                                Same neighborhood
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          178,752                                          381,408
  Year Built                      1974                                             1964
  Effective Age                   29                                               30
  Building Structure Type         Stucco                                           Stucco
  Parking Type (Gr., Cov., etc.)  Open                                             Open, plus some carports
  Number of Units                 196                                              348
  Unit Mix:                            Type             Unit     Qty.       Mo.        Type               Unit     Qty.      Mo.
                                   1 1Br/1Ba             560      80       $495     1  1Br/1Ba              782              $590
                                   2 1Br/1Ba             560      80       $495     2  1Br/1Ba              782              $590
                                   3 2Br/1.5Ba         1,024      18       $680     3  2Br/1Ba            1,112              $685
                                   4 2Br/2Ba           1,076      36       $705     4  2Br/2Ba            1,200              $710
                                   5 2Br/2Ba           1,146      24       $745     5  2Br/2Ba            1,200              $710
                                   6 3Br/2Ba           1,281      20       $805     6  3Br/2Ba            1,357              $815
                                   7 3Br/2Ba           1,315      18       $845     7  3Br/2Ba            1,357              $815

  Average Unit Size (SF)          810
  Unit Breakdown:                   Efficiency        2-Bedroom                         Efficiency           2-Bedroom
                                    1-Bedroom         3-Bedroom                         1-Bedroom            3-Bedroom
CONDITION:                        Slightly Superior                                Slightly Superior
APPEAL:                           Good                                             Slightly Superior
AMENITIES:
  Unit Amenities                         Attach. Garage        Vaulted Ceiling            Attach. Garage          Vaulted Ceiling
                                     X   Balcony                                       X  Balcony             X
                                         Fireplace                                        Fireplace
                                         Cable TV Ready                                   Cable TV Ready
  Project Amenities                  X   Swimming Pool                                 X  Swimming Pool
                                         Spa/Jacuzzi           Car Wash                   Spa/Jacuzzi             Car Wash
                                         Basketball Court      BBQ Equipment              Basketball Court        BBQ Equipment
                                         Volleyball Court      Theater Room               Volleyball Court        Theater Room
                                         Sand Volley Ball      Meeting Hall               Sand Volley Ball        Meeting Hall
                                         Tennis Court          Secured Parking            Tennis Court            Secured Parking
                                         Racquet Ball      X   Laundry Room               Racquet Ball        X   Laundry Room
                                         Jogging Track         Business Office            Jogging Track           Business Office
                                     X   Gym Room              Freshwater Lake         X  Gym Room                Freshwater Lake
                                         Basketball Court                                 Basketball Court
                                         Picnic Area                                      Picnic Area
OCCUPANCY:                        90%                                              N/A
LEASING DATA:
  Available Leasing Terms         6 to 13 months                                   6 to 12 months
  Concessions                     On specified units only                          One Month Free Rent
  Pet Deposit                     Yes                                              Yes
  Utilities Paid by Tenant:          X   Electric          X   Natural Gas             X  Electric            X   Natural Gas
                                     X   Water             X   Trash                   X  Water               X   Trash
  Confirmation                    Leasing Agent                                    Leasing Agent
  Telephone Number                407-831-6866                                     407-671-5957
NOTES:                            Nearby apartment community, but generally        Nearby apartment community located in same
                                  inferior location along secondary street         neighborhood in a similar retail/commercial
                                  with limited curb appear and in similar to       area just off Rt 436. Superior to subject in
                                  inferior condition compared to the subject       terms of overall curb appeal and condition.
                                  property. Overall, considered to be an           Also slightly superior location.
                                  inferior apartment community.

  COMPARISON TO SUBJECT:          Superior                                         Superior

                                                    COMPARABLE                                      COMPARABLE
           DESCRIPTION                                R - 4                                           R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Empiriam (Former Emerald Bay)                    Birchwood Landing
  Management Company              Empire Equity Group                              Casselberry Equity
LOCATION:
  Address                         5 Autumn Breeze Way                              1485 Ash Circle
  City, State                     Winter Park, FL                                  Casselberry, FL
  County                          Seminole                                         Seminole
  Proximity to Subject            Same neighborhood                                Same neighborhood
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          427,680                                          114,080
  Year Built                      1972                                             1975
  Effective Age                   25                                               28
  Building Structure Type         Stucco                                           Stucco
  Parking Type (Gr., Cov., etc.)  Open, plus some carports                         Open
  Number of Units                 432                                              184
  Unit Mix:                           Type             Unit     Qty.      Mo.           Type              Unit    Qty.      Mo.
                                  2 1Br/1Ba             720     149      $579       1  1Br/1Ba             550              $535
                                  4 2Br/2Ba             976     132      $610       2  1Br/1Ba             550              $535
                                  6 3Br/2Ba           1,270     151      $815       3  2Br/1Ba             950              $660

  Average Unit Size (SF)          990
  Unit Breakdown:                   Efficiency             2-Bedroom                  Efficiency             2-Bedroom
                                    1-Bedroom              3-Bedroom                  1-Bedroom              3-Bedroom
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                        Attach. Garage         Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                    X   Balcony                                       X  Balcony
                                        Fireplace                                        Fireplace
                                        Cable TV Ready                                   Cable TV Ready
  Project Amenities                 X   Swimming Pool                                 X  Swimming Pool
                                        Spa/Jacuzzi        X   Car Wash                  Spa/Jacuzzi             Car Wash
                                        Basketball Court       BBQ Equipment             Basketball Court        BBQ Equipment
                                        Volleyball Court       Theater Room              Volleyball Court        Theater Room
                                        Sand Volley Ball       Meeting Hall              Sand Volley Ball        Meeting Hall
                                    X   Tennis Court           Secured Parking           Tennis Court            Secured Parking
                                        Racquet Ball       X   Laundry Room              Racquet Ball        X   Laundry Room
                                        Jogging Track      X   Business Office           Jogging Track           Business Office
                                    X   Gym Room               Freshwater Lake           Gym Room                Freshwater Lake
                                    X   Basketball Court                                 Basketball Court
                                    X   Picnic Area                                      Picnic Area
OCCUPANCY:                        N/A                                              N/A
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     No                                               $299 Move-in special
  Pet Deposit                     Yes                                              Yes
  Utilities Paid by Tenant:         X   Electric           X   Natural Gas            X  Electric            X   Natural Gas
                                    X   Water              X   Trash                  X  Water               X   Trash
  Confirmation                    Leasing Agent                                    Leasing Agent
  Telephone Number                407-671-7722                                     407-657-6716
NOTES:                            Nearby apartment community located in same       Located along Rt 436 very near the subject
                                  neighborhood in a similar retail/commercial      property. Most similar in terms of location.
                                  area just off Rt 436. Superior to subject in     Also very similar in terms of overall curb
                                  terms of overall curb appeal and condition.      appeal and condition.
                                  Also slightly superior location.

  COMPARISON TO SUBJECT:          Superior                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
REGENCY OAKS, FERN PARK, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1            COMPARABLE R-2            COMPARABLE R-3

     HOWEL BRANCH STATION           SANDPIPER               SEMORAN NORTH
    416 Banyon Tree Circle      709 Sandpiper Lane    1743 Semoran North Circle
        Maitland, FL             Casselberry, FL            Winter Park, FL

            N/A                     [PICTURE]                   N/A

        COMPARABLE R-4            COMPARABLE R-5

EMPIRIAM (FORMER EMERALD BAY)   BIRCHWOOD LANDING
    5 Autumn Breeze Way          1485 Ash Circle
      Winter Park, FL            Casselberry, FL

           [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
REGENCY OAKS, FERN PARK, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
REGENCY OAKS, FERN PARK, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
REGENCY OAKS, FERN PARK, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
REGENCY OAKS, FERN PARK, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
REGENCY OAKS, FERN PARK, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
REGENCY OAKS, FERN PARK, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Alice MacQueen provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                             ------------------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                               Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
REGENCY OAKS, FERN PARK, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally inspected the subject property and provided significant real property appraisal assistance in the preparation of this report.

                                                 -s- Alice MacQueen
                                             ---------------------------
                                                   Alice MacQueen
                                 Florida Certified General Real Estate Appraiser
                                                     #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
REGENCY OAKS, FERN PARK, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (4 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
REGENCY OAKS, FERN PARK, FLORIDA

                                          FRANK A. FEHRIBACH, MAI
                                    MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation              Mr. Fehribach has experience in valuations for resort
                         hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                         Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                University of Texas - Arlington
                          Master of Science - Real Estate

                         University of Dallas
                          Master of Business Administration - Industrial

                         Management
                          Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
REGENCY OAKS, FERN PARK, FLORIDA

STATE CERTIFICATIONS     State of Arizona, Certified General Real Estate
                         Appraiser, #30828

                         State of Arkansas, State Certified General Appraiser, #CG1387N

                         State of Colorado, Certified General Appraiser, #CG40000445

                         State of Georgia, Certified General Real Property Appraiser, #218487

                         State of Michigan, Certified General Appraiser, #1201008081

                         State of Texas, Real Estate Salesman License, #407158 (Inactive)

                         State of Texas, State Certified General Real Estate Appraiser, #TX-1323954-G

PROFESSIONAL             Appraisal Institute, MAI Designated Member
 AFFILIATIONS            Candidate Member of the CCIM Institute pursuing
                         Certified Commercial Investment Member (CCIM) designation

 PUBLICATIONS            "An Analysis of the Determinants of Industrial Property
                         Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin, The Journal of Real Estate
                         Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
REGENCY OAKS, FERN PARK, FLORIDA

                                           ALICE MACQUEEN
                                 STATE CERTIFIED GENERAL REAL ESTATE
                                              APPRAISER

POSITION Alice MacQueen is a State Certified General Real Estate Appraiser and principal member of 3P, Inc., a consulting firm with offices in Georgia and Utah.

EXPERIENCE

 BUSINESS Mrs. MacQueen was employed by American Appraisal Associates, Inc., from 1983 until 2003 when she formed 3P, Inc.

                         During her 20 year tenure with AAA, Ms. MacQueen held numerous positions within the firm, advancing from the professional staff levels to serve as Regional Director for the Southeastern United States (1987 to 1992) and as National Director of the Real Estate Valuation Group (1992 to 1995). During her later years with the firm, Ms. MacQueen continued to serve as an officer in the company, working as Principal/Vice President actively involved in the valuation of a wide variety of property types, including numerous types of special purpose properties.

                         Prior to joining American Appraisal, Ms. MacQueen was involved in property management for five years and spent an additional five years as an appraiser, consultant and research analyst.

VALUATION                Ms. MacQueen has extensive experience in the appraisal
                         of residential, commercial, industrial and special purpose properties and is annually involved in the valuation of several billion dollars of real property.
                         She has also been involved in land planning analysis for major mixed use developments. Special purpose properties appraised include campgrounds, churches, country clubs and golf courses, data centers, historic landmarks, proprietary cemeteries and schools.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
REGENCY OAKS, FERN PARK, FLORIDA

                         More recently, she has had extensive experience in appraising residential and industrial properties on Indian reservations as was instrumental in developing a major housing study for the Navajo reservation.

                         The purposes of these valuations have included allocation of purchase price, charitable donation, financing, purchase and sale, syndication, and financial reporting.

                         Ms. MacQueen has completed appraisals of commercial and residential real estate. He has also generated discounted cash flow and sensitivity analyses for investment-grade real estate, securitization, and pension funds/insurance industries. Analyses he has performed involve various types of investment- grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                         To date, she has provided appraisal and consulting services in 48 states, Mexico and Puerto Rico.

EDUCATION                Greenbrier College for Women, Liberal Arts

                         Realtors Institute of Virginia

VALUATION AND SPECIAL    Ms. MacQueen completes several courses annually as part
 COURSES                 of the continuing education requirements of the various
                         states in which she is certified. She also attends real estate and financial industry-related conferences and seminars. In recent years, she prepared background information for HUD pertaining to valuation requirements for Indian lands and presented findings related to housing needs and financing issues on reservations.

STATE-CERTIFICATED
 GENERAL APPRAISER       Florida, No. RZ0002202, expires 11/30/04

                         Georgia, No. 239776, expires 7/31/04

                         New Mexico, No. 001626, expires 4/30/05

                         North Carolina, No. A5096, expires 6/30/04

                         Utah, No. CG 00057001, expires 7/1/05

AMERICAN APPRAISAL ASSOCIATES, INC.
REGENCY OAKS, FERN PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
REGENCY OAKS, FERN PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.